Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-298833

PROSPECTUS SUPPLEMENT

(to Prospectus dated September 9, 2026)

Fundrise Innovation Fund, LLC

Up to $1,000,000,000

Common Shares of Limited Liability Company Interests

Fundrise Innovation Fund, LLC (the “Fund”), a non-diversified, closed-end management investment company, is offering up to $1,000,000,000 of its common shares of limited liability company interests (the “Common Shares”), pursuant to this prospectus supplement and the accompanying prospectus.

The Fund has entered into an Open Market Sale AgreementSM (the “Sales Agreement”) with Jefferies LLC (the “Sales Agent”), relating to the Common Shares offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the Sales Agreement, under this prospectus supplement, the Fund may offer and sell Common Shares having an aggregate offering price of up to $1,000,000,000 from time to time through the Sales Agent (the “Offering”).

The Common Shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “VCX”. The closing price for the Common Shares on the NYSE on September 8, 2026 was $38.12. The net asset value (“NAV”) of the Common Shares at the close of business on September 8, 2026 was $21.70 per Common Share.

The minimum price on any day at which Common Shares may be sold will not be less than the current NAV per share plus the per share amount of the commission to be paid to the Sales Agent. The Fund and the Sales Agent will suspend the sale of Common Shares if the per share price of the Common Shares is less than such minimum price.

Sales of Common Shares, if any, under this prospectus supplement and the accompanying prospectus may be made by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended (the “Securities Act”). The Sales Agent is not required to sell any specific number or dollar amount of Common Shares, but will act as the Fund’s sales agent and use commercially reasonable efforts consistent with its normal trading and sales practices on terms mutually agreed between the Sales Agent and the Fund. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The Fund will compensate the Sales Agent with respect to sales of Common Shares at a rate of up to 3.0% of the gross proceeds of Common Shares sold pursuant to the Sales Agreement. In connection with the sale of the Common Shares on the Fund’s behalf, the Sales Agent will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of the Sales Agent will be deemed to be underwriting commissions or discounts.

Common shares of closed-end investment companies, such as the Fund, often trade at a discount to their NAV. This creates a risk of loss for an investor purchasing Common Shares in this Offering. Common Shares of the Fund recently commenced trading on the NYSE and have traded at prices substantially above their NAV. Whether investors will realize gains or losses upon the sale of their Common Shares will depend not upon the Fund’s NAV but entirely upon whether the market price of the Common Shares at the time of sale is above or below the investor’s original purchase price for their Common Shares. Investors purchasing Common Shares while they are trading at a premium may incur significant losses even if NAV is stable or increases. The Fund cannot predict whether the Common Shares will trade at, below or above NAV.

Investing in the Common Shares involves risks. See “Risk Factors” beginning on page 11 of the accompanying prospectus. You should consider carefully these risks together with all of the other information in this prospectus supplement and the accompanying prospectus before making a decision to purchase Common Shares.

Jefferies

The date of this prospectus supplement is September 9, 2026.

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You should read this prospectus supplement, together with the accompanying prospectus, which contains important information about the Fund, before deciding whether to invest in Common Shares and retain it for future reference. A statement of additional information, dated September 9, 2026, and as it may be supplemented (the “SAI”), containing additional information about the Fund, has been filed with the SEC and is incorporated by reference in its entirety into this prospectus supplement and the accompanying prospectus. This prospectus supplement, the accompanying prospectus and the SAI are part of a “shelf” registration statement filed with the SEC. This prospectus supplement describes the specific details regarding this Offering, including the method of distribution. If information in this prospectus supplement is inconsistent with the accompanying prospectus or the SAI, you should rely on this prospectus supplement. You may request a free copy of the SAI, annual and semi-annual reports to shareholders, and other information about the Fund, and make shareholder inquiries by calling (202) 584-0550 or by writing to the Fund at Fundrise Innovation Fund, LLC, Attn: Investor Relations, 11 Dupont Circle NW, 9th Floor, Washington, D.C. 20036, or from the Fund’s website at www.getvcx.com. The information contained in, or that can be accessed through, the Fund’s website is not part of this prospectus supplement, the accompanying prospectus or the SAI, except to the extent specifically incorporated by reference herein. You also may obtain a copy of the SAI (and other information regarding the Fund) from the SEC’s website at http://www.sec.gov.

You should not construe the contents of this prospectus supplement and the accompanying prospectus as legal, tax or financial advice. You should consult with your own professional advisors as to the legal, tax, financial or other matters relevant to the suitability of an investment in the Common Shares.

Common Shares do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. The Fund has not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Fund is not making an offer of Common Shares in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the respective dates on the front covers. The Fund’s business, financial condition and prospects may have changed since that date.

This document is in two parts. The first part is the prospectus supplement, which contains important information about the Fund, describes the terms of the Offering and also adds to and updates information contained in the accompanying prospectus.  The second part is the accompanying prospectus, which gives more general information and disclosure. You should read this prospectus supplement, together with the accompanying prospectus, before deciding whether to invest in Common Shares and retain it for future reference. A statement of additional information, dated September 9, 2026, and as it may be supplemented (the “SAI”), containing additional information about the Fund, has been filed with the Securities and Exchange Commission (the “SEC”) and is incorporated by reference in its entirety into this prospectus supplement and the accompanying prospectus.

This prospectus supplement, the accompanying prospectus and the SAI are part of a “shelf” registration statement filed with the SEC. This prospectus supplement describes the specific details regarding this Offering, including the method of distribution. If information in this prospectus supplement is inconsistent with the accompanying prospectus or the SAI, you should rely on this prospectus supplement.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Any projections, forecasts and estimates contained or incorporated by reference herein are forward-looking statements and are based upon certain assumptions. Projections, forecasts and estimates are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any projections, forecasts or estimates will not materialize or will vary significantly from actual results. Actual results may vary from any projections, forecasts and estimates and the variations may be material. Some important factors that could cause actual results to differ materially from those in any forward-looking statements include changes in interest rates, market, financial or legal uncertainties, including changes in tax law, and the timing and frequency of defaults on underlying investments. Consequently, the inclusion of any projections, forecasts and estimates herein should not be regarded as a representation by the Fund or any of its affiliates or any other person or entity of the results that will actually be achieved by the Fund. Neither the Fund nor its affiliates has any obligation to update or otherwise revise any projections, forecasts and estimates including any revisions to reflect changes in economic conditions or other circumstances arising after the date hereof or to reflect the occurrence of unanticipated events, even if the underlying assumptions do not come to fruition. The Fund acknowledges that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as the Fund.

iii

PROSPECTUS SUPPLEMENT SUMMARY

This is only a summary. You should review the more detailed information contained elsewhere in this prospectus supplement, in the accompanying prospectus and in the SAI.

The Fund

Fundrise Innovation Fund, LLC (the “Fund”) is a non-diversified, closed-end management investment company. The Fund’s common shares of limited liability company interests (the “Common Shares”) are traded on the NYSE under the symbol “VCX”. See “Description of Capital Structure and Shares” in the accompanying prospectus.

Investment Adviser

Fundrise Advisors, LLC (the “Adviser”) is the Fund’s investment adviser, responsible for directing the management of the Fund’s business and affairs, managing the Fund’s day-to-day affairs, and implementing the Fund’s investment strategy, subject to the supervision of the Board of Directors of the Fund (the “Board”). In carrying out these responsibilities, the Adviser also performs certain administrative, fund accounting and shareholder services for the Fund.

The Adviser, a registered investment adviser, offers advisory and investment management services to a broad range of investment company clients. The Adviser was formed in 2014 and is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Adviser is located at 11 Dupont Circle NW, 9th Floor, Washington, D.C. 20036. The Adviser is a wholly-owned subsidiary of Rise Companies Corp. (“Rise Companies”), the Fund’s sponsor, which owns and operates, through its subsidiary Fundrise, LLC, an investment platform available both online at www.fundrise.com and through various mobile applications sponsored by Rise Companies. As of June 30, 2026, the Adviser had approximately $3.43 billion in assets under management.

The Offering

Common Shares offered by the Fund this Offering	Common Shares having an aggregate offering price of up to $1,000,000,000.
Common Shares to be outstanding immediately after this offering	Up to 62,030,086 Common Shares, assuming the sale of all Common Shares offered under this prospectus supplement and the accompanying prospectus at the closing price of the Common Shares on the NYSE on September 8, 2026. The actual number of Common Shares issued will vary depending on the sales price under this Offering.
Plan of Distribution	“At the market offering” that may be made from time to time through the Fund’s sales agent, Jefferies. See “Plan of Distribution” in this prospectus supplement for more information.
Use of Proceeds	The Fund currently intends to use the net proceeds from this Offering, if any, in accordance with the Fund’s investment objective and policies as set forth in the accompanying prospectus. See “Use of Proceeds” on page S-5 for additional information.
Risk Factors	See “Risk Factors” in the accompanying prospectus for a discussion of the principal risks you should carefully consider before deciding to invest in the Common Shares.
NYSE symbol	“VCX”.

SUMMARY OF FUND EXPENSES

The purpose of the table and the example below is to help you understand all fees and expenses that you, as a shareholder of Common Shares (“Common Shareholder”), would bear directly or indirectly. The table shows the expenses of the Fund as a percentage of the average net assets applicable to Common Shares, and not as a percentage of total assets.

Shareholder Transaction Expenses (as a percentage of offering price)
Maximum Sales Charge	3.00	%*
Offering Costs(1)	0.11%

*	The maximum sales charge for offerings made at-the-market is 3.00%. Fund shareholders will pay all offering expenses involved with this Offering.

ANNUAL FUND OPERATING EXPENSES (as a percentage of the Fund’s net assets attributable to the Shares)

Management Fee	1.85%
Other Expenses
Other Expenses – General	0.24%
Other Expenses – Marketing	1.10%
Total Other Expenses[2]	1.34%
Interest on Borrowed Funds[3]	0.02%
Acquired Fund Fees and Expenses[4]	0.19%
Total Annual Fund Operating Expenses[5]	3.40%

[1]	Assuming a Common Share Offering price of $38.12 (the closing price of the Common Shares on the NYSE on September 8, 2026 and estimated Offering costs of $1,128,100.

[2]	The Annual Expenses shown above are based on the Fund’s estimated average net assets attributable to Common Shares for the current fiscal year of $1.0 billion. Other Expenses are based on estimated amounts for the current fiscal year.

[3]	The table assumes the Fund’s use of leverage in an amount equal to less than 5% of the Fund’s total assets (less all liabilities and indebtedness not represented by 1940 Act leverage). The Fund’s actual interest costs associated with leverage may differ from the estimates above.

[4]	Acquired Fund Fees and Expenses (“AFFE”) are fees and expenses incurred by the Fund in connection with its investments in other investment companies or companies that would be investment companies but for the exceptions to that definition provided by Sections 3(c) (1) and 3(c)(7) of the 1940 Act.

[5]	Total Annual Operating Expenses differ from the ratio of net expenses to average net assets contained in the Fund’s Financial Highlights because such ratio does not include acquired fund fees and expenses and because other expenses have been estimated to reflect current fiscal year fees and expenses. This includes reflecting an elimination of an estimate for current income tax expense because while the Fund incurred deferred tax expenses in the prior fiscal years under C corporation tax treatment, going forward, the Fund expects to meet the requirements to qualify and operate as a RIC under Subchapter M of the Code. As a result, the Fund does not anticipate incurring additional federal income tax expense on its investment income or gains, provided it continues to meet RIC qualification requirements. The Adviser and the Fund previously entered into an Expense Limitation Agreement pursuant to which the Adviser contractually agreed to waive its management fee and/or pay or reimburse the ordinary annual operating expenses of the Fund (including organizational and Offering costs, but excluding interest payments, taxes, brokerage commissions, fees and expenses incurred by the Fund’s use of leverage, acquired fund fees and extraordinary or non-routine expenses, including with respect to reorganizations or litigation affecting the Fund) (the “Operating Expenses”) to the extent necessary to limit the Fund’s Operating Expenses to 3.00% of the Fund’s average daily net assets. The Adviser may seek recoupment from the Fund of any fees waived or expenses paid or reimbursed to the Fund for a period ending three years after the date of the waiver, payment or reimbursement, subject to the limitation that the recoupment will not cause the Fund’s Operating Expenses to exceed the lesser of (a) the expense limitation amount in effect at the time such fees were waived or expenses paid or reimbursed, or (b) the expense limitation amount in effect at the time of the recoupment. On January 14, 2026, the Board, at the Adviser’s recommendation, approved terminating the Expense Limitation Agreement as of the listing of the Fund on the Exchange. The Fund’s shares began trading on the NYSE on March 19, 2026.

Example

The following example illustrates the expenses including the applicable transaction fees (referred to as the “Maximum Sales Charge” in the fee table above), if any, and estimated Offering costs, that a Common Shareholder would pay on a $1,000 investment that is held for the time periods provided in the table. The example assumes that all dividends and other distributions are reinvested in the Fund and that the Fund’s Annual Total Expenses, as provided above, remain the same. The example also assumes a transaction fee of 3.00%, as a percentage of the Offering price, and a 5% annual return.1

1 Year	3 Years	5 Years	10 Years
$64	$134	$207	$398

The example should not be considered a representation of future expenses. Actual expenses may be greater or less than those shown above.

[1]	The example assumes that all dividends and distributions are reinvested at Common Shares NAV. Actual expenses may be greater or less than those assumed. Moreover, the Fund’s actual rate of return may be greater or less than the hypothetical 5% return shown in the example.

TRADING AND NET ASSET VALUE INFORMATION

Common Shares began trading on the NYSE under the symbol “VCX” on March 19, 2026. Prior to March 19, 2026 the Fund was not listed on an exchange and made periodic repurchase offers in the sole discretion of the Board.

Because the Fund is newly listed on the NYSE, its Common Shares have a limited history of public trading. Since the commencement of public trading, the Common Shares have traded at a substantial premium to the Fund's NAV per share. Investors purchasing in this Offering will pay more than the NAV underlying each share. Whether investors will realize gains or losses upon the sale of their Common Shares will depend not upon the Fund’s NAV but entirely upon whether the market price of the Common Shares at the time of sale is above or below the investor’s original purchase price for their Common Shares. Investors purchasing Common Shares while they are trading at a premium may incur significant losses even if NAV is stable or increases. Shares of closed-end investment companies frequently trade at a discount to NAV. The risk of loss may be greater for investors expecting to sell their Common Shares in a relatively short period after purchase. The Fund cannot predict whether the Common Shares will trade at, below or above NAV.

The following table shows for the periods indicated: (i) the high and low sales prices for the Common Shares reported as of the end of the day on the NYSE, (ii) the corresponding NAV per share, and (iii) the premium/(discount) to NAV per share at which the Common Shares were trading as of such date.

	Closing Market Price per Common Share		NAV per Common Share on Date of Market Price		Premium/ (Discount) on Date of Market Price
Fiscal Quarter Ended	High	Low	High	Low	High	Low
June 2026	$289.51	$76.88	$18.97	$18.97	1,426.15%	305.27%

The NAV per Common Share, the market price, and percentage of premium/(discount) to NAV per Common Share on September 8, 2026, was $21.70, $38.12 and 75.67%, respectively. As of September 8, 2026, the Fund had 35,797,138 Common Shares outstanding and net assets applicable to Common Shares of $776,968,362.

USE OF PROCEEDS

Sales of Common Shares, if any, under this prospectus supplement and the accompanying prospectus may be made by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) under Securities Act, including, without limitation, sales made directly on the NYSE or on any other trading market for the Common Shares. There is no guarantee that there will be any sales of Common Shares pursuant to this prospectus supplement and the accompanying prospectus. Actual sales, if any, of Common Shares under this prospectus supplement and the accompanying prospectus may be less than as set forth above. In addition, the price per share of any such sale may be greater or less than the price set forth above, depending on the market price of Common Shares at the time of any such sale. As a result, the actual net proceeds the Fund receives may be more or less than the amount of net proceeds estimated in this prospectus supplement.

The net proceeds from the issuance of Common Shares hereunder will be invested in accordance with the Fund’s investment objective and policies as set forth in the accompanying prospectus. The Fund currently intends to fully invest all or substantially all of the net proceeds of any offering as soon as practicable, and typically within one to three months, in accordance with its investment objective and policies, subject to the availability of investments consistent with the Fund’s investment objective and policies, and except to the extent proceeds are held in cash to pay dividends or expenses or for temporary defensive purposes. Pending investment of the net proceeds, the Fund may invest in short-term, highly liquid or other authorized investments.

PLAN OF DISTRIBUTION

The Fund has entered into the Sales Agreement with the Sales Agent, under which the Fund may offer and sell Common Shares from time to time through the Sales Agent acting as agent. In accordance with the terms of the Sales Agreement, pursuant to this prospectus supplement the Fund may sell up to $1,000,000,000 of Common Shares. Sales of the Common Shares, if any, under this prospectus supplement and the accompanying prospectus will be made by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act.

Each time the Fund wishes to issue and sell the Common Shares under the Sales Agreement, the Fund will notify the Sales Agent of the number of Common Shares to be issued, the dates on which such sales are anticipated to be made, any limitation on the number of Common Shares to be sold in any one day and any minimum price below which sales may not be made. Once the Fund has so instructed the Sales Agent, unless the Sales Agent declines to accept the terms of such notice, the Sales Agent has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Common Shares up to the amount specified on such terms. The obligations of the Sales Agent under the Sales Agreement to sell the Common Shares are subject to a number of conditions that the Fund must meet.

The settlement of sales of Common Shares between the Fund and the Sales Agent is generally anticipated to occur on the first trading day following the date on which the sale was made. Sales of the Common Shares as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as the Fund and the Sales Agent may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

The Fund will pay the Sales Agent a commission of up to 3.0% of the aggregate gross proceeds the Fund receives from each sale of the Common Shares. Because there is no minimum offering amount required as a condition to close this Offering, the actual total public offering amount, commissions and proceeds to the Sales Agent, if any, are not determinable at this time. In addition, the Fund has agreed to reimburse the Sales Agent for the fees and disbursements of its counsel, payable upon execution of the Sales Agreement, in an amount not to exceed $150,000, in addition to certain ongoing disbursements of its legal counsel, unless the Fund and the Sales Agent otherwise agree. The Fund estimates that the total expenses for the Offering, excluding any commissions or expense reimbursement payable to the Sales Agent under the terms of the Sales Agreement, will be approximately $1,128,100. The remaining sale proceeds, after deducting any other transaction fees, will equal the Fund’s net proceeds from the sale of Common Shares.

The Sales Agent will provide written confirmation to the Fund before the open on the NYSE on the day following each day on which Common Shares are sold under the Sales Agreement. Each confirmation will include the number of Common Shares sold on that day, the aggregate gross proceeds of such sales and the proceeds to the Sales Agent.

The offering of our Common Shares pursuant to the Sales Agreement will terminate as permitted therein.

This summary of the material provisions of the Sales Agreement does not purport to be a complete statement of its terms and conditions. A copy of the Sales Agreement is expected to be filed with the SEC and will be incorporated by reference in this prospectus supplement.

In connection with the sale of the Common Shares on the Fund’s behalf, the Sales Agent will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of the Sales Agent will be deemed to be underwriting commissions or discounts. The Fund has agreed to indemnify the Sales Agent against certain civil liabilities, including liabilities under the Securities Act. The Fund has also agreed to contribute to payments the Sales Agent may be required to make in respect of such liabilities.

The Sales Agent and its affiliates may in the future provide various investment banking, commercial banking, financial advisory and other financial services for the Fund and the Fund’s affiliates, for which services they may in the future receive customary fees. In the course of its business, the Sales Agent may actively trade the Fund’s securities for its own account or for the accounts of customers, and, accordingly, the Sales Agent may at any time hold long or short positions in such securities.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on a website maintained by the Sales Agent, and the Sales Agent may distribute the prospectus supplement and the accompanying prospectus electronically.

CAPITALIZATION

The Fund may offer and sell up to $1,000,000,000 of its Common Shares from time to time pursuant to the Sales Agreement under this prospectus supplement and the accompanying prospectus. There is no guarantee that there will be any sales of the Common Shares pursuant to this prospectus supplement and the accompanying prospectus. The table below assumes that the Fund will sell $1,000,000,000 of its Common Shares at a price of $38.12 (which represents the last reported sales price per share of the Common Shares on the NYSE on September 8, 2026). Actual sales, if any, of the Common Shares under this prospectus supplement and the accompanying prospectus may be greater or less than $38.12 per share, depending on the market price of the Common Shares at the time of any such sale.

The following table sets forth the Fund’s capitalization (1) on a historical basis as of September 8, 2026; and (2) on a pro forma basis as adjusted to reflect the assumed sale of $1,000,000,000 Common Shares at $38.12 per share (the last reported price per share of the Common Shares on the NYSE on September 8, 2026), in an offering under this prospectus supplement and the accompanying prospectus, after deducting the assumed commission of $30,000,000 (representing an estimated commission to the Sales Agent equal to 3.0% of the gross proceeds of the sale of Common Shares.

	September 8, 2026 (unaudited)	As Adjusted for Offering (unaudited)
Paid-in capital	$465,551,515	$1,435,551,515	*
Total distributable earnings (loss)	$311,416,847	$311,416,847
Net assets applicable to Common Shares	$776,968,362	$1,746,968,362
Common Shares	35,797,138	62,030,086
Net asset value	$21.70	$28.16

*	Assumes a total of $1,128,100 of the estimated Offering costs will be deferred over the three-year life of the registration statement.

LEGAL MATTERS

Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, MA 02199, serves as the Fund’s legal counsel.

Stradley Ronon Stevens & Young, LLP, located at 2000 K Street N.W. Suite 700 Washington, D.C. 20006 serves as the Fund’s legal counsel with respect to this Offering.

Jefferies LLC is being represented in connection with this Offering by Cooley LLP, New York, New York.

AVAILABLE INFORMATION

The Fund is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the 1940 Act and is required to file reports, proxy statements and other information with the SEC. Reports, proxy statements, and other information about the Fund can be inspected at the offices of the NYSE.

This prospectus supplement does not contain all of the information in the Fund’s Registration Statement, including amendments, exhibits, and schedules. Additional information about the Fund and the Common Shares can be found in the Fund’s Registration Statement (including amendments, exhibits, and schedules) on Form N-2 filed with the SEC. The SEC maintains a website at http://www.sec.gov that contains the Fund’s Registration Statement, other documents incorporated by reference, and other information the Fund has filed electronically with the SEC, including proxy statements and reports filed under the Exchange Act.

BASE PROSPECTUS

Fundrise Innovation Fund, LLC

Common Shares

Rights to Purchase Common Shares

PROSPECTUS

September 9, 2026

The Offering. Fundrise Innovation Fund, LLC (the “Fund”) is registering for one or more offerings to be made, on an immediate, continuous or delayed basis, common shares of limited liability company interests (“Common Shares”), including through subscription rights to purchase Common Shares (“Rights,” and collectively with Common Shares, “Securities”). The Fund may offer and sell such Securities directly to one or more purchasers, to or through underwriters, through dealers or agents that the Fund designates from time to time, or through a combination of these methods. The prospectus supplement relating to any offering of Securities will describe such offering, including, as applicable, the names of any underwriters, dealers or agents and information regarding any applicable purchase price, fee, commission or discount arrangements made with those underwriters, dealers or agents or the basis upon which such amount may be calculated. The prospectus supplement relating to any Rights offering will set forth the number of Common Shares issuable upon the exercise of each Right (or number of Rights) and the other terms of such Rights offering. For more information about the manners in which the Fund may offer Securities, see “Plan of Distribution.”

The Mission. Rise Companies Corp. (“Rise Companies”), the Fund’s sponsor, owns and operates through its subsidiary Fundrise, LLC, an investment platform available both online at www.fundrise.com and through various mobile applications sponsored by Rise Companies (collectively referred to herein along with the Fund’s website, www.getvcx.com, the “Fundrise Platform”). Rise Companies believes in leveraging technology to build a better financial system for the individual. With technology, Rise Companies can create a more efficient mechanism than the conventional financial system to invest in alternative assets. Rise Companies develops software to consume ever more of the value chain of the private investment industry. This pattern is an old story in other industries, but the broader financial system has managed to escape true disruption to date, and Rise Companies is focused on a way to democratize and reimagine private markets altogether.

The Fund. The Fund is a Delaware limited liability company that is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a non-diversified, closed-end management investment company. The Fund intends to elect and intends to qualify as a regulated investment company (“RIC”) under the Internal Revenue Code of 1986, as amended (the “Code”), for its taxable year ending March 31, 2026. During prior taxable years, the Fund was taxed as a C corporation.

This Prospectus, together with any related prospectus supplement, sets forth concise information about the Fund that a prospective investor should know before investing, and should be retained for future reference. Investing in Securities involves risks, including the risks associated with the Fund’s use of leverage. You could lose some or all of your investment. You should consider carefully these risks together with all of the other information in this Prospectus and any related prospectus supplement before making a decision to purchase any of the Securities. See “Risk Factors” beginning on page 11.

* * *

You should read this Prospectus, together with any related prospectus supplement, which contains important information about the Fund, before deciding whether to invest and retain it for future reference. A Statement of Additional Information, dated September 9, 2026 (the “SAI”), containing additional information about the Fund has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and is incorporated by reference in its entirety into this Prospectus. The SAI, the Fund’s annual and semi-annual reports and other information filed with the SEC, can be obtained upon request and without charge by writing to the Fund at Fundrise Innovation Fund, LLC, Attn: Investor Relations, 11 Dupont Circle NW, 9th Floor, Washington, D.C. 20036, by calling (202) 584-0550, or by visiting the Fund’s website at www.getvcx.com. In addition, the contact information provided above may be used to request additional information about the Fund and to make Shareholder inquiries. The SAI, other material incorporated by reference into this Prospectus and other information about the Fund is also available on the SEC’s website at http://www.sec.gov.

The date of this Prospectus is September 9, 2026.

If you purchase Shares of the Fund, you will become bound by the terms and conditions of the LLC Agreement. A copy of the LLC Agreement has been filed as an exhibit to the Fund’s registration statement with the SEC.

Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Shares are not deposits or obligations of, and are not guaranteed or endorsed by, any bank or other depository institution, and Shares are not insured by the Federal Deposit Insurance Corporation, the Board of Governors or the Federal Reserve System or any other government agency.

You should not construe the contents of this Prospectus as legal, tax or financial advice. You should consult your own professional advisers as to legal, tax, financial or other matters relevant to the suitability of an investment in the Fund.

You should rely only on the information contained or incorporated by reference into this Prospectus and any related prospectus supplement. The Fund has not authorized anyone to provide you with different information. The Fund is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this Prospectus and any related prospectus supplement is accurate as of any date other than the dates on their covers. The Fund will update this Prospectus to reflect any material changes to the disclosures herein.

FORWARD-LOOKING STATEMENTS

Any projections, forecasts and estimates contained or incorporated by reference herein are forward-looking statements and are based upon certain assumptions. Projections, forecasts and estimates are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any projections, forecasts or estimates will not materialize or will vary significantly from actual results. Actual results may vary from any projections, forecasts and estimates and the variations may be material. Some important factors that could cause actual results to differ materially from those in any forward-looking statements include changes in interest rates, market, financial or legal uncertainties, including changes in tax law, and the timing and frequency of defaults on underlying investments. Consequently, the inclusion of any projections, forecasts and estimates herein should not be regarded as a representation by the Fund or any of its affiliates or any other person or entity of the results that will actually be achieved by the Fund. Neither the Fund nor its affiliates has any obligation to update or otherwise revise any projections, forecasts and estimates including any revisions to reflect changes in economic conditions or other circumstances arising after the date hereof or to reflect the occurrence of unanticipated events, even if the underlying assumptions do not come to fruition. The Fund acknowledges that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as the Fund.

PROSPECTUS SUMMARY

This summary does not contain all of the information that a prospective investor should consider before investing in the Fund. Before investing, a prospective investor should carefully read the more detailed information contained or incorporated by reference in this Prospectus, any related prospectus supplement and the SAI, particularly the risks of investing in the Fund, as discussed under “Investment Objective, Strategies and Policies – Risk Factors.”

The Fund. The Fundrise Innovation Fund, LLC (the “Fund”) is a Delaware limited liability company that is registered under the 1940 Act, as a non-diversified, closed-end management investment company. See “Description of Capital Structure and Shares” below for more information. The Fund’s common shares of limited liability company interests (“Common Shares” or “Shares”), are traded on the New York Stock Exchange (the “NYSE”) under the symbol “VCX.”

The Offering. The Fund is registering, for one or more offerings, Common Shares, including through subscription rights to purchase Common Shares (“Rights,” and collectively with Common Shares, “Securities”), in any combination, on terms to be determined at the time of the offering. The Fund may offer and sell such Securities directly to one or more purchasers, to or through underwriters, through dealers or agents that the Fund designates from time to time, or through a combination of these methods. The prospectus supplement relating to any offering of Securities will describe such offering, including, as applicable, the names of any underwriters, dealers or agents and information regarding any applicable purchase price, fee, commission or discount arrangements made with those underwriters, dealers or agents or the basis upon which such amount may be calculated. For more information about the manners in which the Fund may offer Securities, see “Plan of Distribution.” The prospectus supplement relating to any Rights offering will set forth the number of Common Shares issuable upon the exercise of each Right (or number of Rights) and the other terms of such Rights offering. The minimum price on any day at which the Common Shares may be sold will not be less than the NAV per Common Share at the time of the offering plus the per share amount of any underwriting commission or discount; provided that Common Shares offered pursuant to Rights offerings that meet certain conditions may be offered at a price below the then current NAV. See “Rights Offerings.”

Investment Objective and Policies. Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update (Unaudited)—Investment Objective and Policies—Investment Objective,” as such investment objective and policies may be supplemented from time to time, which is incorporated by reference herein, for a discussion of the Fund’s investment objective and policies.

Principal Investment Strategies

Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update (Unaudited)—Investment Objective and Policies—Principal Investment Strategies,” as such principal investment strategies may be supplemented from time to time, which is incorporated by reference herein, for a discussion of the Fund’s principal investment strategies.

For a further discussion of the Fund’s principal investment strategies, see “Investment Objective, Strategies and Policies.”

Principal Risks Investing in the Fund involves risks, including the risk that a Shareholder may receive little or no return on his or her investment or that a Shareholder may lose part or all of his or her investment. For a more complete discussion of the risks of investing in the Fund, see “Risk Factors.” Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update (Unaudited)—Principal Risks of the Fund,” as such principal risks may be supplemented from time to time, which is incorporated by reference herein, for a discussion of the Fund’s principal risks you should consider before investing in the Fund.

Investment Adviser. Fundrise Advisors, LLC serves as the investment adviser to the Fund (the “Adviser”). The Adviser was formed in 2014 and is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Subject to the supervision of the Board, the Adviser is responsible for directing the management of the Fund’s business and affairs, managing the Fund’s day-to-day affairs, and implementing the Fund’s investment strategy. In carrying out these responsibilities, the Adviser also performs certain administrative, fund accounting and shareholder services for the Fund. The Adviser is a wholly-owned subsidiary of the Rise Companies Corp. (“Rise Companies”), the Fund’s sponsor, which owns and operates, through its subsidiary Fundrise, LLC, an investment platform available both online at www.fundrise.com and through various mobile applications sponsored by Rise Companies (collectively referred to herein along with the Fund’s website www.getvcx.com, the “Fundrise Platform”) that allows individuals to become investors in equity or debt holders in alternative investments that may have been historically difficult to access for some investors. Prior to the launch of the Fund, the Adviser’s primary focus was on real estate. Through the Fundrise Platform, investors can invest in a variety of real estate investment opportunities using REITs (each, an “eREIT®”) and other investment vehicles sponsored by Rise Companies that are managed by the Adviser, without any brokers or selling commissions. The Adviser also serves as the investment adviser to one or more registered closed-end management investment companies sponsored by Rise Companies that invest primarily in real estate-related investments. As of June 30, 2026 the Adviser had approximately $3.43 billion in assets under management.

U.S. Federal Income Tax Considerations. The Fund’s distributions are taxable, and generally will be taxed as ordinary income, capital gains, or some combination of both, unless you are investing through a tax-advantaged arrangement, such as a 401(k) plan or an individual retirement account. Withdrawals from such tax-advantaged arrangements may be subject to tax.

Distribution Policy. The Fund intends to make distributions necessary to qualify for treatment to be taxed as a RIC and, once qualified, maintain its qualification for taxation as a RIC. The Fund expects to declare and make distributions on a quarterly basis, or more or less frequently as determined by the Board, in arrears. Notwithstanding the foregoing, it is likely that many of the Portfolio Companies in whose securities the Fund invests will not pay any dividends, and this, together with the Fund’s expenses, means that there can be no assurance the Fund will have substantial income or pay dividends. The Board may authorize distributions in Shares or in excess of those required for the Fund to maintain RIC tax status depending on the Fund’s financial condition and such other factors as the Board may deem relevant. The distribution rate may be modified by the Board from time to time. The Board reserves the right to change or suspend the distribution policy from time to time. See “Distribution Policy.”

Custodian and Transfer Agent. The Bank of New York Mellon (“BNY”) serves as the Fund’s custodian. Computershare, Inc. and its wholly-owned subsidiary Computershare Trust Company, N.A. (together with Computershare, Inc., “Computershare”), serves as the Fund’s transfer agent.

Use of Proceeds. Unless otherwise specified in a prospectus supplement, the Fund currently intends to fully invest all or substantially all of the net proceeds from any offering of Securities, pursuant to this Prospectus, to make investments in accordance with the Fund’s investment objective and policies. See “Use of Proceeds.”

Governing Law. The Fund was formed as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act (the “Delaware Act”) and operates pursuant to a Limited Liability Company Agreement (“LLC Agreement”), as amended and/or restated. Except as expressly provided to the contrary in the LLC Agreement, the rights, duties, liabilities and obligations of the Members and the administration, dissolution and termination of the Fund is governed by the Delaware Act.

SUMMARY OF FUND EXPENSES

The purpose of the table and the example below is to help you understand the fees and expenses that you as a Shareholder would bear directly or indirectly. The following table should not be considered as a representation of the Fund's future expenses. Actual expenses may be greater or less than those shown.1

Fees and Expenses of the Fund
The following tables are intended to assist investors in understanding the various costs and expenses directly or indirectly associated with investing in the Fund.
SHAREHOLDER TRANSACTION EXPENSES Maximum Sales Load (As a Percentage of Offering Price)	None
Dividend Reinvestments and Cash Purchase Plan Fees	None

ANNUAL FUND OPERATING EXPENSES (as a percentage of the Fund’s net assets attributable to the Shares)
Management Fee	1.85%
Other Expenses Other Expenses – General	0.24%
Other Expenses – Marketing	1.10%
Total Other Expenses[2]	1.34%
Interest on Borrowed Funds[3]	0.02%
Acquired Fund Fees and Expenses[4]	0.19%
Total Annual Fund Operating Expenses[5]	3.40%

[1]	In the event that any Common Shares are sold to or through underwriters, a corresponding prospectus supplement will disclose the applicable sales load. Additionally, the applicable prospectus supplement will set forth the offering expenses (if any) borne by Shareholders.

[2]	The Annual Expenses shown above are based on the Fund's estimated average net assets attributable to Common Shares for the current fiscal year of $1.0 billion. Other Expenses are based on estimated amounts for the current fiscal year.

[3]	The table assumes the Fund’s use of leverage in an amount equal to less than 5% of the Fund’s total assets (less all liabilities and indebtedness not represented by 1940 Act leverage). The Fund’s actual interest costs associated with leverage may differ from the estimates above.

[4]	Acquired Fund Fees and Expenses (“AFFE”) are fees and expenses incurred by the Fund in connection with its investments in other investment companies or companies that would be investment companies but for the exceptions to that definition provided by Sections 3(c) (1) and 3(c)(7) of the 1940 Act.

[5]	Total Annual Operating Expenses differ from the ratio of net expenses to average net assets contained in the Fund’s Financial Highlights because such ratio does not include acquired fund fees and expenses and because other expenses have been estimated to reflect current fiscal year fees and expenses. This includes reflecting an elimination of an estimate for current income tax expense because while the Fund incurred deferred tax expenses in the prior fiscal years under C corporation tax treatment, going forward, the Fund expects to meet the requirements to qualify and operate as a RIC under Subchapter M of the Code. As a result, the Fund does not anticipate incurring additional federal income tax expense on its investment income or gains, provided it continues to meet RIC qualification requirements. The Adviser and the Fund previously entered into an Expense Limitation Agreement pursuant to which the Adviser contractually agreed to waive its management fee and/or pay or reimburse the ordinary annual operating expenses of the Fund (including organizational and offering costs, but excluding interest payments, taxes, brokerage commissions, fees and expenses incurred by the Fund’s use of leverage, acquired fund fees and extraordinary or non-routine expenses, including with respect to reorganizations or litigation affecting the Fund) (the “Operating Expenses”) to the extent necessary to limit the Fund’s Operating Expenses to 3.00% of the Fund’s average daily net assets. The Adviser may seek recoupment from the Fund of any fees waived or expenses paid or reimbursed to the Fund for a period ending three years after the date of the waiver, payment or reimbursement, subject to the limitation that the recoupment will not cause the Fund’s Operating Expenses to exceed the lesser of (a) the expense limitation amount in effect at the time such fees were waived or expenses paid or reimbursed, or (b) the expense limitation amount in effect at the time of the recoupment. On January 14, 2026, the Board, at the Adviser’s recommendation, approved terminating the Expense Limitation Agreement as of the listing of the Fund on the Exchange. The Fund’s shares began trading on the NYSE on March 19, 2026.

Example

The following Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other funds. The Example assumes that you invest $1,000 in the Fund’s Shares for the time periods indicated and then redeem all of your Shares at the end of those periods. The Example also assumes that your investment has a 5% return each year, that all dividends and distributions are reinvested at NAV, and that the Fund’s Operating Expenses (as described above, except for adjustments to remove organizational and offering costs in years two through ten) remain the same. Based on these assumptions your costs would be:

1 Year	3 Years	5 Years	10 Years
$34	$104	$177	$368

The Example above should not be considered a representation of the Fund’s future expenses, and actual expenses may be greater or less than those shown. While the Example assumes a 5.0% annual return, as required by the SEC, the Fund’s performance will vary and may result in a return greater or less than 5.0%. For a more complete description of the various fees and expenses borne directly and indirectly by the Fund, see “Fund Expenses” and “Management of the Fund – Management Fee.”

FINANCIAL HIGHLIGHTS

The financial highlights for the fiscal years ended March 31, 2026, March 31, 2025, March 31, 2024, and the fiscal period July 25, 2022 (commencement of operations) through March 31, 2023 are incorporated by reference from the Fund’s Annual Report for the fiscal year end March 31, 2026 (File No. 811-23708) as filed with the SEC on Form N-CSR. The financial highlights for each of these fiscal years and period have been derived from financial statements audited by KPMG LLP, an independent registered public accounting firm. The report of KPMG LLP is included in the Fund’s March 31, 2026 Annual Report, which is incorporated by reference herein.

TRADING AND NET ASSET VALUE INFORMATION

The Fund’s shares began trading on the NYSE under the symbol “VCX” on March 19, 2026. Prior to March 19, 2026 the Fund was not listed on an exchange and made periodic repurchase offers in the sole discretion of the Board.

Because the Fund is newly listed on the NYSE, its Common Shares have a limited history of public trading. Since the commencement of public trading, the Fund’s Common Shares have traded at a premium in relation to the Fund’s NAV per share. However, shares of closed-end investment companies frequently trade at a discount from their net asset value. The risk of loss due to this discount may be greater for investors expecting to sell their Common Shares in a relatively short period after completion of the public offering.

The following table shows for the periods indicated: (i) the high and low sales prices for the Common Shares reported as of the end of the day on the NYSE, (ii) the corresponding NAV per share, and (iii) the premium/(discount) to NAV per share at which the Common Shares were trading as of such date.

	Closing Market Price per Common Share		NAV per Common Share on Date of Market Price		Premium/ (Discount) on Date of Market Price
Fiscal Quarter Ended	High	Low	High	Low	High	Low
June 2026	$289.51	$76.88	$18.97	$18.97	1,426.15%	305.27%

The net asset value per Common Share, the market price, and percentage of premium/(discount) to net asset value per Common Share on September 8, 2026, was $21.70, $38.12 and 75.67%, respectively. As of September 8, 2026, the Fund had 35,797,138 Common Shares outstanding and net assets applicable to Common Shares of $776,968,362.

THE FUND

The Fund is organized as a non-diversified, closed-end management investment company that is registered under the 1940 Act. The Fund was organized as a Delaware limited liability company on June 7, 2021, and commenced investment operations on July 25, 2022. Prior to July 25, 2022, the Fund had no investment operating history. The Fund’s principal office is located at 11 Dupont Circle NW, 9th Floor, Washington, D.C. 20036 and its telephone number is (202) 584-0550.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, the proceeds from the sale of Shares are invested by the Fund to pursue its investment program and strategies. The Fund currently intends to fully invest all or substantially all of the net proceeds of any offering as soon as practicable, and typically within one to three months, in accordance with its investment objective and policies, subject to the availability of investments consistent with the Fund’s investment objective and policies, and except to the extent proceeds are held in cash to pay dividends or expenses or for temporary defensive purposes. Pending investment of the net proceeds, the Fund may invest in short-term, highly liquid or other authorized investments.

There can be no assurance that the Fund will be able to sell all the Shares it is offering.

INVESTMENT OBJECTIVE, STRATEGIES AND POLICIES

Investment Objective

Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update (Unaudited)—Investment Objective and Policies—Investment Objective,” as such investment objective and policies may be supplemented from time to time, which is incorporated by reference herein, for a discussion of the Fund’s investment objective and policies.

Principal Investment Strategies

Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update (Unaudited)—Investment Objective and Policies—Principal Investment Strategies,” as such principal investment strategies may be supplemented from time to time, which is incorporated by reference herein, for a discussion of the Fund’s principal investment strategies.

LEVERAGE

Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update (Unaudited)—Investment Objective and Policies—Use of Leverage,” as such may be supplemented from time to time, which is incorporated by reference herein, for a discussion of the Fund’s use of leverage.

Effects of Leverage

The following table illustrates the effect of leverage on Common Shares total return, assuming investment portfolio total returns (comprised of income and changes in the value of securities held in the Fund’s portfolio) of -10%, -5%, 0%, 5% and 10%. These assumed investment portfolio returns are hypothetical figures and are not necessarily indicative of the investment portfolio returns experienced or expected to be experienced by the Fund.

The table further reflects the issuance of leverage representing 10% of the Fund’s total assets (less all liabilities and indebtedness not represented by 1940 Act leverage), net of expenses and the Fund’s currently projected annual interest on its leverage of 4.70%.

Assumed Portfolio Total Return (Net of Expenses)	(10)%	(5)%	0%	5%	10%
Common Shares Total Return	(11.63)%	(6.08)%	(0.52)%	5.03%	10.59%

Common Shares total return is composed of two elements: the Common Shares dividends and distributions paid by the Fund (the amount of which is largely determined by the net investment income of the Fund after paying interest on its leverage) and gains or losses on the value of the securities the Fund owns. As required by SEC rules, the table above assumes that the Fund is more likely to suffer capital losses than to enjoy capital appreciation. For example, to assume a total return of 0% the Fund must assume that the return it receives on its investments is entirely offset by losses in the value of those investments.

RISK FACTORS

An investment in the Fund’s Shares is subject to risks. The value of the Fund’s investments will increase or decrease based on changes in the prices of the investments it holds. This will cause the value of the Fund’s Shares to increase or decrease. You could lose money by investing in the Fund. By itself, the Fund does not constitute a complete investment program. Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update (Unaudited)—Principal Risks of the Fund,” as such principal risks may be supplemented from time to time, which is incorporated by reference herein, for a discussion of the Fund’s principal risks you should consider before investing in the Fund. There may be additional risks that the Fund does not currently foresee or consider material. You may wish to consult with your legal or tax advisors before deciding whether to invest in the Fund.

MANAGEMENT OF THE FUND

Board of Directors

Pursuant to the LLC Agreement, the Fund’s business and affairs are managed under the direction of the Board, which has overall responsibility for monitoring and overseeing the Fund’s management and operations. The Board appoints officers who are responsible for the day-to-day operations of the Fund and who execute policies authorized by the Board. The Board currently consists of four Directors, three of whom are not “interested persons” of the Fund, as that term is defined in the 1940 Act (the “Independent Directors”). The Board is divided into three classes, Class I, Class II and Class III, the Class I Directors serving until the 2027 annual meeting, the Class II Directors serving until the 2028 annual meeting and the Class III Directors serving until the 2029 annual meeting, in each case until their respective successors are elected and qualified, as described below. Each Director will serve until the later of the date of the Fund’s annual meeting as designated above, or until his or her successor is elected and qualifies, or until his or her earlier death, resignation, retirement or removal. The SAI provides additional information about the Directors.

Investment Adviser

The Fund’s investment adviser is Fundrise Advisors, LLC (the “Adviser”). The Adviser was formed in 2014 and is registered as an investment adviser with the SEC under the Advisers Act. The Adviser is located at 11 Dupont Circle NW, 9th Floor, Washington, D.C. 20036. The Adviser is a wholly-owned subsidiary of the Rise Companies Corp. (“Rise Companies”), the Fund’s sponsor, which owns and operates, through its subsidiary Fundrise, LLC, the Fundrise Platform that allows individuals to become investors in equity or debt holders in alternative investments that may have been historically difficult to access for some investors. Through the Fundrise Platform, investors can invest in a variety of real estate investment opportunities using REITs (each, an “eREIT®”) and other investment vehicles sponsored by Rise Companies that are managed by the Adviser, without any brokers or selling commissions. The Adviser also serves as the investment adviser to one or more registered closed-end management investment companies sponsored by Rise Companies that invest primarily in real estate-related investments. As of June 30, 2026, the Adviser had approximately $3.43 billion in assets under management.

Pursuant to the Investment Management Agreement between the Fund and the Adviser, the Adviser is responsible for directing the management of the Fund’s business and affairs, managing the Fund’s day-to-day affairs, and implementing the Fund’s investment strategy, subject to the supervision of the Board. The Adviser and its officers and directors are not required to devote all of their time to the Fund’s business and are only required to devote such time to the Fund’s affairs as their duties require. The Fund will follow investment guidelines adopted by the Adviser and the investment and borrowing policies set forth in this Registration Statement unless they are modified by the Adviser. The Adviser may establish further written policies on investments and borrowings and will monitor the Fund’s administrative procedures, investment operations and performance to ensure that the policies are fulfilled. The SAI provides additional information about the services provided by the Adviser to the Fund under the Investment Management Agreement.

The Adviser uses certain AI tools as general productivity and operational support tools. However, investment decisions for the Fund are made by the Adviser’s investment committee and are not made by or delegated to AI tools.

Management Fee

Pursuant to the Investment Management Agreement, and in consideration of the services provided by the Adviser to the Fund, the Adviser is entitled to a management fee (the “Management Fee”). The Management Fee is calculated and payable monthly in arrears at the annual rate of 1.85% of the average daily value of the Fund’s net assets.

Approval of the Investment Management Agreement

A discussion regarding the basis for the Board’s most recent renewal of the Investment Management Agreement is available in the Fund’s Form N-CSR for the year ended March 31, 2026.

Investment Committee

The Adviser has established an Investment Committee for the Fund comprised of three persons to assist the Adviser in fulfilling its responsibilities under the Investment Management Agreement. The Investment Committee is responsible for (i) considering and approving each investment made by the Fund, and (ii) establishing the Fund’s investment strategies and policies and overseeing the Fund’s investments, and the investment activity of other accounts and funds held for the benefit of the Fund. The members of the Investment Committee identified below are the Fund’s portfolio managers. They are ultimately responsible for all investment decisions made for the Fund and are solely responsible for the day to day investment operations of the Fund. Each has served as a portfolio manager to the Fund since inception.

The members of the Investment Committee, and their professional background and experience, are as follows:

Benjamin S. Miller – Mr. Miller currently serves as Chief Executive Officer of the Adviser and has served as Chief Executive Officer and a Director of Rise Companies since its inception on March 14, 2012. Mr. Miller has 25 years of experience in real estate and finance. Mr. Miller has been responsible for acquiring more than $8 billion of real estate assets, including +37,000 residential units and 5 million square feet of industrial and commercial space. Prior to founding Fundrise, Mr. Miller was a Managing Partner of the real estate development company WestMill Capital Partners and before that, was President of Western Development Corporation, one of the largest mixed-use real estate development companies in the Washington, D.C. metro area. Mr. Miller worked as an analyst for private equity real estate fund, Luber-Adler, and was part of the founding staff of Democracy Alliance, a progressive investment collaborative. Mr. Miller has a Bachelor of Arts from the University of Pennsylvania.

Brandon T. Jenkins – Mr. Jenkins currently serves as Chief Operating Officer of the Adviser and has served in such capacities with the sponsor since February of 2014, prior to which time he served as Head of Product Development and Director of Real Estate which he continues to do currently. Additionally, Mr. Jenkins has served as Director of Real Estate for WestMill Capital Partners since March of 2011. Previously, Mr. Jenkins spent two and a half years as an investment advisor and sales broker at Marcus & Millichap, the largest real estate investment sales brokerage in the country. Prior to his time in brokerage, Mr. Jenkins also worked for Westfield Corporation, a leading shopping center owner. Mr. Jenkins earned his Bachelor of Arts in Public Policy and Economics from Duke University.

Chris Brauckmuller – Mr. Brauckmuller serves as Chief Strategy Officer of the Adviser and has served in such capacity since January 2022. Mr. Brauckmuller served as our Chief Product Officer from September 2018 to January 2022 and Director of Design and Creative of the Adviser from December 2012 to September 2018. From March 2010 to December 2012, Mr. Brauckmuller ran his own independent interactive design studio. Previously, Mr. Brauckmuller was employed as an interactive designer at 352 Media Group (now 352 Inc.), based in Gainesville, Florida, where he led creative efforts on accounts ranging from startups to Fortune 500 technology companies, including Microsoft and BAE Systems. Mr. Brauckmuller received a Bachelor of Arts degree from the University of Florida.

The Fund’s SAI provides additional information about each portfolio manager’s compensation, other accounts managed by each portfolio manager and each portfolio manager’s ownership of shares of the Fund.

Control Persons

A “control person” generally is a person who beneficially owns more than 25% of the voting securities of the Fund or has the power to exercise control over the management or policies of the Fund. As of August 21, 2026, the Fund does not know of any control persons of the Fund.

Other Information

This Prospectus and the SAI, related regulatory filings, and any other Fund communications or disclosure documents do not purport to create any contractual obligations between the Funds and Shareholders. The Fund may amend any of these documents or enter into (or amend) a contract on behalf of the Fund without Shareholder approval except where Shareholder approval is specifically required. Further, Shareholders are not intended third-party beneficiaries of any contracts entered into by (or on behalf of) the Fund, including contracts with the Adviser or other parties who provide services to the Fund.

FUND EXPENSES

The Adviser bears all of the ordinary and usual overhead expenses of the Adviser or any of its affiliates (including expenses such as rental payments for its offices) in providing services to the Fund pursuant to the Investment Management Agreement and the salaries or other compensation of the employees of the Adviser or any of its affiliates. As described below, however, the Fund bears all other expenses incurred in the business and operation of the Fund, including any third-party charges and out-of-pocket costs and expenses that are related to the organization, business or operation of the Fund.

Expenses borne directly by the Fund include, but are not limited to:

●	Corporate, organizational and offering costs relating to the offering of Shares including costs associated with registered offerings of Shares (including at-the-market offerings), listing fees, and related legal, audit, registration and filing expenses;

●	the cost of calculating the NAV of Shares, including the cost of any third-party pricing or valuation services;

●	the cost of effecting sales of Shares and other securities;

●	the Management Fee;

●	investment related expenses (e.g., expenses that, in the Adviser’s discretion, are related to the investment of the Fund’s assets, whether or not such investments are consummated), including, as applicable, brokerage commissions and other transaction expenses in connection with the Fund’s purchase and sale of assets, borrowing charges on securities sold short (if any), clearing and settlement charges, recordkeeping, interest expense, line of credit fees, dividends on securities sold but not yet purchased, margin fees, investment-related travel and lodging expenses and research- related expenses;

●	professional fees relating to investments, including expenses of consultants, investment bankers, attorneys, accountants, tax advisors and other experts;

●	fees and expenses relating to software tools, programs or other technology (including risk management software, fees to risk management services providers, third-party software licensing, implementation, data management and recovery services and custom development costs);

●	research and market data (including news and quotation equipment and services, and any computer hardware and connectivity hardware (e.g., telephone and fiber optic lines) incorporated into the cost of obtaining such research and market data);

●	all costs and charges for equipment or services used in communicating information regarding the Fund’s transactions among the Adviser and any custodian or other agent engaged by the Fund;

●	transfer agent and custodial fees;

●	distributor or placement agent fees and commissions (if any), including commissions payable in connection with any at-the-market offering program;

●	fees and expenses associated with marketing efforts (if any);

●	federal and any state registration or notification fees and applicable stock exchange listing fees;

●	federal, state and local taxes;

●	fees and expenses of the Independent Directors;

●	the costs of preparing, printing and mailing reports, notices and other communications to Shareholders;

●	fidelity bond, Directors and officers/errors and omissions liability insurance and other insurance premiums;

●	direct costs such as printing, mailing, long distance telephone and staff;

●	legal expenses (including those expenses associated with preparing the Fund’s public filings, attending and preparing for Board meetings, and generally serving as counsel to the Fund);

●	external accounting expenses (including fees and disbursements and expenses related to the annual audit of the Fund and the preparation of the Fund’s tax information);

●	administrative services, including, but not limited to, recordkeeping, fund accounting, financial reporting, tax, corporate governance, compliance and legal administration services;

●	any costs and expenses associated with or related to due diligence performed with respect to the Fund’s offering of its Shares;

●	costs associated with reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws, including compliance with The Sarbanes-Oxley Act of 2002, as amended;

●	all other expenses incurred by the Fund or the Adviser in connection with administering the Fund’s business; and

●	any expenses incurred outside of the ordinary course of business, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or similar proceeding and indemnification expenses as provided for in the Fund’s organizational documents.

Except as otherwise described in this Prospectus, the Adviser will be reimbursed by the Fund for any of the costs and expenses which are an obligation of the Fund that the Adviser or an affiliate pays or otherwise incurs on behalf of the Fund, including the costs and expenses described above.

Subject to the 1940 Act and agreement by the Board, Rise Companies or its affiliates may perform administrative services for the Fund as well as additional services relating to the Fund’s investments that may be provided in-house in-lieu of outsourcing such services to a third-party. In addition to general Fund administration, these non-advisory services are currently expected to include the provision of some or all of the following: payment processing, fraud detection, digital content management systems, origination software, identity and access management, and customer relationship management software. If such compensation is paid by an entity other than the Fund, the Fund will indirectly bear such costs in proportion to its ownership interest in such entity.

DETERMINATION OF NET ASSET VALUE

The Fund expects to calculate its net asset value (“NAV”) as of the close of regular trading on the New York Stock Exchange (“NYSE”) (normally, 4:00 p.m., Eastern time) on a quarterly basis, as of the last business day of each fiscal quarter, or at such other times as determined by the Adviser in its discretion. The Fund does not calculate the NAV on dates the NYSE is closed for trading, which include New Year’s Day, Martin Luther King Jr. Day, President’s Day, Good Friday, Memorial Day, Juneteenth Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day and other holidays observed by the NYSE. The Fund’s NAV per share is calculated by dividing the value of the Fund’s total assets (including interest and dividends accrued but not yet received) minus liabilities (including accrued expenses) by the total number of Shares outstanding.

As permitted by Rule 2a-5 under the 1940 Act, the Board has designated the Adviser as the Fund’s valuation designee (the “Valuation Designee”) to perform fair value determinations relating to all portfolio investments. As the Valuation Designee, the Adviser has adopted and implemented procedures to be followed when making fair value determinations. The Adviser carries out its designated responsibilities as Valuation Designee through various teams pursuant to the valuation procedures, which govern the Valuation Designee’s selection and application of methodologies and independent pricing services for determining and calculating the fair value of portfolio investments.

Generally, portfolio securities and other assets for which market quotations are readily available are valued at market value, which is ordinarily determined on the basis of official closing prices or the last reported sales prices. Investments for which market quotations are not readily available or are deemed to be unreliable are valued at fair value as determined in good faith pursuant to Rule 2a-5 under the 1940 Act, taking into consideration all available information and other factors that the Adviser deems pertinent, in each case subject to the oversight of the Board. Such determinations may be made on the basis of valuations obtained from independent third-party valuation agents or pricing services or other third-party sources (“Pricing Services”), provided that the Adviser shall retain the discretion to use any relevant data, including information obtained from any Pricing Service, that the Adviser deems to be reliable in determining fair value under the circumstances. The Adviser is responsible for ensuring that any Pricing Service engaged to provide valuations discharges its responsibilities in accordance with the Adviser’s valuation procedures, and will periodically receive and review such information about the valuation of the Fund’s securities or other assets as it deems necessary to exercise its oversight responsibility.

In calculating the Fund’s NAV, the Adviser uses various valuation methodologies in a manner consistent with Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosure, issued by the Financial Accounting Standards Board. When pricing securities or other assets at fair value, the Adviser seeks to assign the value that represents the amount that the Fund might reasonably expect to receive to sell an asset or pay to transfer a liability in an orderly transaction between market participants at the measurement date. In this regard, the Adviser provides the Fund’s pricing information that the Adviser reasonably believes may assist in the determination of fair value consistent with requirements under the 1940 Act and the Fund’s valuation procedures. Given the subjectivity inherent in fair value measurements and the fact that events could occur after NAV calculation, the actual market prices, or prices that are used by others, for a security or other asset may differ from the fair value of that security or other asset as determined by the Adviser at the time of NAV calculation. In addition, the use of fair value pricing may not always result in adjustments to the prices of securities or other assets held by the Fund. It is possible that the fair value determined for a security or other asset may be materially different from the value that could be realized upon the sale of such security or other asset. Thus, fair value measurements may have an unintended dilutive or accretive effect on the value of Shareholders’ investments in the Fund.

To the extent practicable, the Adviser generally endeavors to maximize the use of observable inputs and minimize the use of unobservable inputs by requiring that the most observable inputs are to be used when available. The availability of valuation techniques and observable inputs can vary from investment to investment and are affected by a wide variety of factors. When valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment, and may involve alternative methods to obtain fair values where market prices or market-based valuations are not readily available. Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used if a ready market for the investments existed. As a result, the Adviser may exercise a higher degree of judgment in determining fair value for certain securities or other assets.

Because the overwhelming majority of the Fund’s investments are expected to have no readily available market quotations, most of the Portfolio Companies will be valued at fair value in good faith. There is no single standard for determining the fair value of a security. Rather, fair value calculations will involve significant professional judgment in the application of both observable and unobservable attributes. For mid-to-late growth Portfolio Companies, traditional valuation methods (e.g., discounted cash flow) are often a less reliable tool for valuing investments in accordance with ASC 820. As such, until the Portfolio Companies grow to a point where traditional valuation methods apply, the Fund may deem it more appropriate to utilize other valuation methodologies. Late-stage private companies or “pre-IPO companies” traditionally raise capital from investors in organized funding rounds. During such funding rounds, a pre-IPO company will seek a lead investor who will, to their best effort, define a valuation of the company. Therefore, the valuation of the Fund’s Portfolio Companies may be adjusted when a new valuation is set by the lead investor in the next funding round. As such, the Fund may use the market approach to estimate the fair value of its Portfolio Companies by adjusting the valuation of its Portfolio Companies with each new funding round. However, while the valuation as of the latest funding round is a prominent factor in the Fund’s valuation process, it is not the only factor that the Fund will consider when valuing its portfolio investments. The Fund may establish certain thresholds or triggers that intend to capture fundamental changes in the value of the Portfolio Company that would affect the anticipated return on the Fund’s investment. Examples of certain thresholds or triggers may include, an unexpected business or technology breakthrough, faster than anticipated revenue growth, a fundamental failure of the technology, the loss of a key customer, or the success of a competitor in the same industry. Additionally, the Adviser may consider additional several factors (if present), including but not limited to the implied valuation of the asset as reflected by stock purchase contracts reported in private markets, fundamental analytical data relating to the investment in the security, the nature and duration of any restriction on the disposition of the security, the cost of the security at the date of purchase, or the liquidity of the market for the security. The Adviser may also consider periodic financial statements (audited and unaudited) or other information provided by the issuer to investors or prospective investors, to the extent that it is available.

For investments in companies that are not considered “pre-IPO companies”, valuation methods utilized may include, but are not limited to the following: sales comparison approach; discounted cash flow method; hypothetical sales method; and appraisals received from one or more pricing services. In addition, the Fund may utilize: an analysis of financial ratios and valuation metrics of the portfolio companies that issued private equity securities to peer companies that are public; an analysis of the Portfolio Companies’ most recent financial statements and forecasts; an analysis of the markets in which the Portfolio Company does business; and other relevant factors.

With respect to any portion of the Fund’s assets that are invested in one or more pooled investment vehicles, the Fund’s NAV may be calculated based upon the NAVs of those vehicles as a practical expedient, where such valuation methodologies employed by the pooled investment vehicles reflects fair value pricing and the effects of using fair value pricing. With respect to purchases or sales of secondary investments in pooled investment vehicles, the latest NAV reported by those vehicles may be further adjusted if the Adviser determines that the price paid or received is representative of a transaction between willing parties at the time of the purchase or sale.

Short-term debt investments, such as commercial paper, bankers’ acceptances and U.S. Treasury Bills, having a maturity of 60 days or less, are generally valued at amortized cost.

Other debt investments, including corporate, government and municipal debt securities in each case having a remaining maturity in excess of 60 days, are typically valued by Pricing Service at an evaluated (or estimated) mean between the closing bid and asked prices.

Publicly traded securities, including equity securities issued by technology-related companies, are typically valued at the last sale, official close or if there are no reported sales at the mean between the bid and asked price on the primary exchange on which they are traded. Publicly traded securities may be valued by an outside pricing service overseen by the Valuation Designee. The pricing service may employ a pricing model that takes into account, among other things, bids, yield spreads and/or other market data and specific security characteristics.

Derivatives are generally valued using Pricing Services and/or agreements with counterparties, quoted prices from the national exchange on which they are principally traded, or other procedures approved by the Board.

Because the Fund relies on various sources to calculate its NAVs, the Fund is subject to certain operational risks associated with reliance on any Portfolio Fund Manager, Pricing Services and other service providers and data sources. The Fund’s NAV calculation may be impacted by operational risks arising from factors such as failures in systems and technology. Such failures may result in delays in the calculation of the Fund’s NAV and/or the inability to calculate NAV over extended time periods. The Fund may be unable to recover any losses associated with such failures.

CONFLICTS OF INTEREST

An investment in the Fund is subject to a number of actual or potential conflicts of interest. For example and as discussed in further detail below, the Adviser and its affiliates are engaged in a variety of business activities that are unrelated to managing the Funds, which may give rise to actual, potential or perceived conflicts of interest in connection with making investment decisions for the Fund. The Fund and the Adviser (and its affiliates) have established various policies and procedures that are designed to minimize conflicts and prevent or limit the Fund from being disadvantaged. There can be no guarantee that these policies and procedures will be successful in every instance. In certain circumstances, these various activities may prevent the Fund from participating or restrict the Fund’s participation in an investment decision, disadvantage the Fund or benefit the Adviser or its affiliates.

The officers and directors of the Adviser and the key investment professionals of Rise Companies who perform services for the Fund on behalf of the Adviser are also officers, directors, managers, and/or key professionals of Rise Companies and other Fundrise entities (such as an eREIT®). These persons have legal obligations with respect to those entities that are similar to their obligations to the Fund. In the future, these persons and other affiliates of Rise Companies may organize other programs and acquire for their own account investments that may be suitable for the Fund. In addition, Rise Companies may grant equity interests in the Adviser to certain management personnel performing services for the Adviser.

The Management Fee paid to Adviser will be based on the Fund’s NAV, which will be calculated by Rise Companies’ internal accountants and asset management team. The Adviser may benefit by the Fund retaining ownership of its assets at times when Shareholders may be better served by the sale or disposition of the Fund’s assets in order to avoid a reduction in the Fund’s NAV. Additionally, the Adviser may face conflicts related to the timing of a potential sale or disposition of assets to the extent that the Fund’s assets have an aggregate net unrealized built-in gain at the time the Fund first qualifies as a RIC, as the Fund generally will be subject to tax at the regular corporate rate on such net built-in gain to the extent such gain is recognized within five years after so qualifying (unless the Fund elects to recognize such gain at the time it qualifies as a RIC).

The Fund relies on the Adviser’s executive officers and Rise Companies’ key investment professionals who act on behalf of the Adviser to identify suitable investments. Rise Companies and other Fundrise entities also rely on these same key professionals. Rise Companies has in the past, and expects to continue in the future, to offer other Fundrise Platform investment opportunities, primarily through the Fundrise Platform. Future programs may have investment criteria that compete with the Fund.

If an investment opportunity would be suitable for more than one program, Rise Companies will allocate it using its business judgment. Any allocation of this type may involve the consideration of a number of factors that Rise Companies determines to be relevant. The factors that Rise Companies’ finance professionals could consider when determining the entity for which an investment opportunity would be the most suitable include the following: (i) the investment objectives and criteria of Rise Companies and the other Fundrise entities; (ii) the cash requirements of Rise Companies and the other Fundrise entities; (iii) the effect of the investment on the diversification of Rise Companies’ or the other Fundrise entities’ portfolio by type of investment, and risk of investment; (iv) the policy of Rise Companies or the other Fundrise entities relating to leverage; (v) the anticipated cash flow of the asset to be acquired; (vi) the income tax effects of the purchase on Rise Companies or the other Fundrise entities; (vii) the size of the investment; and (viii) the amount of funds available to Rise Companies or the Fundrise entities. If a subsequent event or development causes any investment, in the opinion of Rise Companies’ investment professionals, to be more appropriate for another Fundrise entity, they may offer the investment to such entity.

The Adviser may determine it appropriate for the Fund and one or more Fundrise entities to participate in an investment opportunity. To the extent the Fund is able to make co-investments with other Fundrise entities, these co-investment opportunities may give rise to conflicts of interest or perceived conflicts of interest among the Fund and the other participating Fundrise entities. To mitigate these conflicts, the Adviser will seek to execute such transactions for all of the participating entities, including the Fund, on a fair and equitable basis, taking into account such factors as available capital, portfolio concentrations, suitability and any other factors deemed appropriate. However, there can be no assurance the risks posed by these conflicts of interest will be mitigated.

The Fund relies on Rise Companies’ key investment professionals who act on behalf of the Adviser, including Mr. Benjamin S. Miller, for the day-to-day operation of the Fund’s business. Mr. Benjamin S. Miller is also the Chief Executive Officer of Rise Companies and other Fundrise entities. As a result of his interests in other Fundrise entities, his obligations to other investors and the fact that he engages in and he will continue to engage in other business activities on behalf of himself and others, Mr. Benjamin S. Miller will face conflicts of interest in allocating his time among the Fund, the Adviser and other Fundrise entities and other business activities in which he is involved. However, the Fund believes that the Adviser and its affiliates have sufficient investment professionals to fully discharge their responsibilities to the Fundrise entities for which they work.

The Adviser and its affiliates will receive fees from the Fund. The Adviser has an inherent conflict of interest in recommending itself to the Board of Directors as the Fund’s Investment Adviser. These fees could influence the Adviser’s advice to the Fund as well as the judgment of affiliates of the Adviser, some of whom also serve as the Adviser’s officers and directors and the key investment professionals of Rise Companies. Among other matters, these compensation arrangements could affect their judgment with respect to: (i) the continuation, renewal or enforcement of provisions in the LLC Agreement involving the Adviser and its affiliates or the Investment Management Agreement; (ii) the offering of Shares by the Fund, which entitles the Adviser to a Management Fee and other fees; (iii) acquisitions of investments and originations of equity or loans at higher purchase prices, which entitle the Adviser to higher acquisition fees and origination fees regardless of the quality or performance of the investment or loan; (iv) borrowings up to the Fund’s stated borrowing policy to acquire investments and to originate loans, which borrowings will increase the Management Fee payable by the Fund to the Adviser; (v) whether the Fund seeks necessary approvals to internalize the Fund’s management, which may entail acquiring assets (such as office space, furnishings and technology costs) and the key investment professionals of Rise Companies who are performing services for the Fund on behalf of the Adviser for consideration that would be negotiated at that time and may result in these investment professionals receiving more compensation from the Fund than they currently receive from Rise Companies; and (vi) whether and when the Fund merges or consolidates its assets with other funds, including funds affiliated with the Adviser.

The Adviser’s officers and directors and the key investment professionals of Rise Companies performing services on behalf of the Adviser are also officers, directors, managers and/or key professionals of: (i) Rise Companies; (ii) the Adviser; (iii) Fundrise, LLC; (iv) other investment programs sponsored by Rise Companies; and (v) other Fundrise entities. As a result, they owe duties to each of these entities, their shareholders, members and limited partners. These duties may from time to time conflict with the duties that they owe to the Fund.

The Fund will enter into a license agreement with Rise Companies pursuant to which Rise Companies will grant the Fund a non-exclusive, royalty free license to use the name “Fundrise.”

DISTRIBUTION POLICY

The Fund intends to make distributions necessary to qualify to be taxed as a RIC and, once qualified, maintain its qualification for taxation as a RIC. The Fund expects to declare and make distributions on a quarterly basis, or more or less frequently as determined by the Board, in arrears. Notwithstanding the foregoing, it is likely that many of the Portfolio Companies in whose securities the Fund invests will not pay any dividends, and this, together with the Fund’s expenses, means that there can be no assurance the Fund will have substantial income or pay dividends. The Board may authorize distributions in Shares or in excess of those required for the Fund to maintain RIC tax status depending on the Fund’s financial condition and such other factors as the Board may deem relevant. The distribution rate may be modified by the Board from time to time. The Board reserves the right to change or suspend the distribution policy from time to time.

Distributions, if any, will be authorized at the discretion of the Board, in accordance with the Fund’s earnings, taxable income, capital gains financial condition, cash position and such other factors as the Board deems relevant. The Fund’s portfolio companies are generally not expected to pay regular dividends, and the Fund’s investment strategy is focused primarily on long-term capital appreciation. Accordingly, the Fund may not generate significant current income, and there can be no assurance that the Fund will make regular distributions. The Fund is not intended for investors who require periodic income.

The Board’s discretion will be directed, in substantial part, by the Fund’s intention to comply with the RIC requirements. Generally, income distributed by a RIC will not be subject to U.S. federal income tax if it distributes at least 90% of its investment company taxable income each year (computed without regard to the dividends paid deduction and the RIC’s net capital gain).

The Fund is not prohibited from distributing its own securities in lieu of making cash distributions to Shareholders. The LLC Agreement also gives the Fund the right to distribute other assets rather than cash. The receipt of the Fund’s securities or assets in lieu of cash distributions may cause Shareholders to incur transaction expenses in liquidating the securities or assets. The Fund also does not anticipate that it will distribute other assets in kind.

Although the Fund’s goal is to fund the payment of distributions solely from cash flow from operations, the Fund may pay distributions from other sources, including the net proceeds of the offering, cash advances by the Adviser, cash resulting from a waiver of fees or reimbursements due to the Adviser, borrowings in anticipation of future operating cash flow and the issuance of additional Shares, and the Fund has no limit on the amounts it may pay from such other sources. If the Fund funds distributions from financings or the net proceeds from the offering, the Fund will have less funds available for investment in Portfolio Companies. The Fund expects that its cash flow from operations available for distribution will be lower in the initial stages of the offering until the Fund has raised significant capital and made substantial investments. Further, because the Fund may receive income at various times during its fiscal year and because the Fund may need cash flow from operations during a particular period to fund expenses, the Fund expects that during the early stages of the Fund’s operations and from time to time thereafter, the Fund may declare distributions in anticipation of cash flow that the Fund expects to receive during a later period and these distributions would be paid in advance of the Fund’s actual receipt of these funds. In these instances, the Fund expects to look to third-party borrowings, the offering proceeds or other sources to fund its distributions. Additionally, the Fund will make certain payments to the Adviser for services provided to the Fund. See “Management of the Fund – Fund Expenses.” Such payments will reduce the amount of cash available for distributions.

The Fund’s distributions will constitute a return of capital to the extent that they exceed the Fund’s current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that a distribution is treated as a return of capital for U.S. federal income tax purposes, it will reduce a Shareholder’s adjusted tax basis in the Shareholder’s Shares, and to the extent that it exceeds the Shareholder’s adjusted tax basis will be treated as gain resulting from a sale or exchange of such Shares. Section 19(b) of the 1940 Act and Rule 19b-1 thereunder generally limits the Fund to one long-term capital gain distribution per year, subject to certain exceptions.

The Board may authorize distributions in stock or in excess of those required for the Fund to qualify for RIC tax status depending on the Fund’s financial condition and such other factors as the Board may deem relevant. The distribution rate may be modified by the Board from time to time. The Board reserves the right to change or suspend the distribution policy from time to time.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The Fund intends to qualify and elect to be taxed as a RIC under Subchapter M of the Code for the taxable year ending March 31, 2026. If the Fund so qualifies and distributes each year to its shareholders at least 90% of its investment company taxable income (generally including ordinary income plus the excess of net short-term capital over net long-term capital loss) and meets certain other requirements, it will not be required to pay federal income taxes on any income distributed to shareholders. The Fund will not be subject to federal income tax on any net capital gain distributed to shareholders. If the Fund distributes less than an amount equal to the sum of 98% of its ordinary income and 98.2% of its capital gain net income, plus any amounts that were not distributed in previous taxable years, then the Fund will be subject to a nondeductible 4% excise tax on the undistributed amounts.

Until such time as the Fund meets the requirements to qualify as a RIC, or if the Fund fails to qualify as a RIC in any taxable year, it will be taxed as an ordinary corporation on its taxable income (even if such income is distributed to its shareholders) and all distributions out of earnings and profits will generally be taxed to certain noncorporate U.S. shareholders (including individuals) as “qualified dividend income” eligible for reduced tax rates. If the Fund’s assets have an aggregate net unrealized built-in gain at the time the Fund first qualifies as a RIC, the Fund will be subject to tax at the regular corporate rate on such net built-in gain to the extent such gain is recognized within five years after so qualifying, unless the Fund elects to recognize such gain at the time it qualifies as a RIC, in which case the Fund would be treated as recognizing such gain while it was a C corporation. Since the Fund was taxed as an ordinary corporation for taxable years ending prior to March 31, 2026, it will be required to distribute its earnings from such years in order to qualify as a RIC for its taxable year ending March 31, 2026. The following generally will apply to taxable years in which the Fund qualifies as a RIC under Subchapter M of the Code.

Distributions of the Fund’s investment company taxable income are taxable to shareholders as ordinary income to the extent of the Fund’s earnings and profits, whether paid in cash or reinvested in additional Shares. Distributions of the Fund’s net capital gain designated as capital gain dividends, if any, are taxable to shareholders as long-term capital gains regardless of the length of time Shares have been held by such shareholders, whether paid in cash or reinvested in additional Shares. Distributions in excess of the Fund’s earnings and profits will first reduce the adjusted tax basis of a shareholder’s Shares and, after such adjusted tax basis is reduced to zero, will constitute capital gain to such shareholder (assuming such Shares are held as a capital asset).

Although distributions generally are treated as taxable in the year they are paid, distributions declared in October, November or December, payable to shareholders of record on a specified date in such month and paid during January of the following year will be treated as having been distributed by the Fund and received by shareholders on the December 31st prior to the date of payment. The Fund will inform shareholders of the source and tax status of all distributions promptly after the close of each calendar year. Ordinary income dividends reported by the Fund to shareholders as derived from qualified dividends from domestic corporations will qualify for the dividends-received deduction generally available to corporations. The availability of the dividends-received deduction is subject to certain holding period and debt financing restrictions imposed under the Code on the corporation claiming the deduction. Income derived by the Fund from investments in derivatives, fixed-income and foreign securities generally is not eligible for this treatment.

Current law provides for reduced federal income tax rates on (i) long-term capital gains received by individuals and certain other non-corporate taxpayers and (ii) “qualified dividend income” received by individuals and certain other non-corporate taxpayers from certain domestic and foreign corporations. Fund shareholders, as well as the Fund itself, must also satisfy certain holding period and other requirements in order for such reduced rates for “qualified dividend income” to apply. To the extent that distributions from the Fund are designated as capital gain dividends, such distributions will be eligible for the reduced rates applicable to long-term capital gains. The use of derivatives by the Fund may cause the Fund to realize higher amounts of ordinary income or short-term capital gain, distributions from which are taxable to individual shareholders at ordinary income tax rates rather than at the more favorable tax rates for long-term capital gain. Foreign shareholders, including shareholders who are non-resident aliens, may be subject to U.S. withholding tax on certain distributions (whether received in cash or in shares) at a rate of 30% or such lower rate as prescribed by an applicable treaty. Foreign shareholders must provide documentation to the Fund certifying their non-U.S. status. Prospective foreign investors should consult their advisers concerning the tax consequences to them of an investment in Shares of the Fund. Except as discussed below, selling shareholders will generally recognize gain or loss in an amount equal to the difference between their adjusted tax basis in the Shares sold and the amount received. If the Shares are held as a capital asset, the gain or loss will be a capital gain or loss.

Any loss recognized upon a taxable disposition of Shares held for six months or less will be treated as a long-term capital loss to the extent of any capital gain dividends received with respect to such Shares. For purposes of determining whether Shares have been held for six months or less, the holding period is suspended for any periods during which the shareholder’s risk of loss is diminished as a result of holding one or more other positions in substantially similar or related property or through certain options or short sales.

Fund distributions and gains from sale or exchange of Fund shares generally are subject to state and local income taxes.

Any long-term or short-term capital gains realized on sale of your Fund shares will be subject to federal income tax. Your gain or loss is calculated by subtracting from the gross proceeds your cost basis. Gross proceeds and cost basis will be reported to shareholders and the Internal Revenue Service (“IRS”). Cost basis will be calculated using the Fund’s default method. Shareholders should carefully review the cost basis information provided by the Fund and make any additional basis, holding period or other adjustments that are required when reporting these amounts on their federal income tax returns. If you hold your Fund shares through a broker (or other nominee), the shareholder should contact that broker (nominee) with respect to reporting of cost basis and available elections for their account.

A repurchase by the Fund of a shareholder’s shares pursuant to a repurchase offer generally will be treated as a sale or exchange of the shares by a shareholder provided that either (i) the shareholder tenders, and the Fund repurchases, all of such shareholder’s shares, thereby reducing the shareholder’s percentage ownership of the Fund, whether directly or by attribution under Section 318 of the Code, to 0%, (ii) the shareholder meets numerical safe harbors under the Code with respect to percentage voting interest and reduction in ownership of the Fund following completion of the repurchase offer, or (iii) the repurchase offer otherwise results in a “meaningful reduction” of the shareholder’s ownership percentage interest in the Fund, which determination depends on a particular shareholder’s facts and circumstances.

If a tendering shareholder’s proportionate ownership of the Fund (determined after applying the ownership attribution rules under Section 318 of the Code) is not reduced to the extent required under the tests described above, such shareholder will be deemed to receive a distribution from the Fund under Section 301 of the Code with respect to the shares held (or deemed held under Section 318 of the Code) by the shareholder after the repurchase offer (a “Section 301 distribution”). The amount of this distribution will equal the price paid by the Fund to such shareholder for the shares sold, and will be taxable as a dividend, i.e., as ordinary income, to the extent of the Fund’s current or accumulated earnings and profits allocable to such distribution, with the excess treated as a return of capital reducing the shareholder’s tax basis in the shares held after the repurchase offer, and thereafter as capital gain. Any Fund shares held by a shareholder after a repurchase offer will be subject to basis adjustments in accordance with the provisions of the Code.

Provided that no tendering shareholder is treated as receiving a Section 301 distribution as a result of selling shares pursuant to a particular repurchase offer, shareholders who do not sell shares pursuant to that repurchase offer will not realize constructive distributions on their shares as a result of other shareholders selling shares in the repurchase offer. In the event that any tendering shareholder is deemed to receive a Section 301 distribution, it is possible that shareholders whose proportionate ownership of the Fund increases as a result of that repurchase offer, including shareholders who do not tender any shares, will be deemed to receive a constructive distribution under Section 305(c) of the Code in an amount equal to the increase in their percentage ownership of the Fund as a result of the repurchase offer. Such constructive distribution will be treated as a dividend to the extent of current or accumulated earnings and profits allocable to it.

Use of the Fund’s cash to repurchase shares may adversely affect the Fund’s ability to satisfy the distribution requirements for treatment as a RIC described above. The Fund may also recognize income in connection with the sale of portfolio securities to fund share purchases, in which case the Fund would take any such income into account in determining whether such distribution requirements have been satisfied.

Backup withholding rules require the Fund, in certain circumstances, to withhold federal income tax from dividends and certain other payments, paid to shareholders who do not furnish to the Fund their correct taxpayer identification number and make certain required certifications (including certifications as to foreign status, if applicable), or who are otherwise subject to backup withholding. Under the Foreign Account Tax Compliance Act (“FATCA”), the Fund will be required to withhold a 30% tax on income dividends made by the Fund to certain foreign entities, referred to as foreign financial institutions or non-financial foreign entities that fail to comply (or be deemed compliant) with extensive reporting and withholding requirements designed to inform the U.S. Department of the Treasury of U.S.-owned foreign investment accounts. After December 31, 2018, FATCA withholding also would have applied to certain capital gain distributions, return of capital distributions and the proceeds arising from the sale of Fund shares; however, based on proposed regulations issued by the IRS, which can be relied upon currently, such withholding is no longer required unless final regulations provide otherwise. The Fund may disclose the information that it receives from its shareholders to the IRS, non-U.S. taxing authorities or other parties as necessary to comply with FATCA or similar laws. Withholding also may be required if a foreign entity that is a shareholder of the Fund fails to provide the Fund with appropriate certifications or other documentation concerning its status under FATCA. The federal income tax discussion set forth above is for general information only. Shareholders and prospective investors should consult their own advisers regarding the specific federal income tax consequences of purchasing, holding and disposing of Shares of the Fund, as well as the effects of state, local and foreign tax laws and any proposed tax law changes. For more information, see the “U.S. Federal Income Tax Considerations” section in the Fund’s Statement of Additional Information.

Prospective investors are urged to consult their own tax advisors regarding an investment in the Shares of the Fund in light of their own particular circumstances.

DESCRIPTION OF CAPITAL STRUCTURE AND SHARES

The following descriptions of the Fund’s Shares, certain provisions of Delaware law and certain provisions of the LLC Agreement are summaries and are qualified by reference to Delaware law and the LLC Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. Reference should be made to the LLC Agreement on file with the SEC for the full text of these provisions.

Shares

The Fund is a Delaware limited liability company organized on June 7, 2021 under the Delaware Limited Liability Company Act (“Delaware LLC Act”), issuing limited liability company interests. The limited liability company interests in the Fund will be denominated in Common Shares. The LLC Agreement provides that the Fund may issue an unlimited number of Shares.

The Common Shares when issued, will be validly issued, fully paid and non-assessable by the Fund. Upon payment in full of the consideration payable with respect to the Shares, as determined by the Board, the holders of such Shares will not be liable to the Fund to make any additional capital contributions with respect to such Shares (except for the return of distributions under certain circumstances as required by Sections 18-215, 18-607 and 18-804 of the Delaware LLC Act). Holders of Shares have no conversion, exchange, sinking fund or appraisal rights, no pre-emptive rights to subscribe for any securities of the Fund and no preferential rights to distributions.

Upon payment in full of the consideration payable with respect to the Common Shares, as determined by the Board, the holders of such Common Shares will not be liable to the Fund to make any additional capital contributions with respect to such Common Shares (except for the return of distributions under certain circumstances as required by Sections 18-215, 18-607 and 18-804 of the Delaware LLC Act). Holders of Common Shares have no conversion, exchange, sinking fund or appraisal rights, no pre-emptive rights to subscribe for any securities of the Fund and no preferential rights to distributions.

The Fund expects to declare and make distributions on a quarterly basis, or more or less frequently as determined by the Board, in arrears. See “Distribution Policy.”

Unlike open-end funds, closed-end funds like the Fund do not provide daily redemptions. Rather, if a shareholder determines to buy additional Common Shares or sell shares already held, the shareholder may conveniently do so by trading on the exchange through a broker or otherwise. Common shares of closed-end investment companies may frequently trade on an exchange at prices lower than NAV. Common shares of closed-end investment companies like the Fund have during some periods traded at prices higher than NAV and have during other periods traded at prices lower than NAV.

Because the market value of the Common Shares may be influenced by such factors as distribution levels (which are in turn affected by expenses), call protection, dividend stability, portfolio credit quality, NAV, relative demand for and supply of such shares in the market, general market and economic conditions, and other factors beyond the control of the Fund, the Fund cannot assure you that Common Shares will trade at a price equal to or higher than NAV in the future. The Common Shares are designed primarily for long-term investors, and investors in the Common Shares should not view the Fund as a complete investment program.

The Fund has a March 31 fiscal year end. In addition, the Fund intends to qualify and elect to be taxed as a RIC for U.S. federal income tax purposes for its taxable year ending March 31, 2026. During prior taxable years, the Fund was taxed as a C corporation.

The following table shows the amount of Common Shares in the Fund that were authorized and outstanding as of August 21, 2026.

Title of Class	Amount Authorized	Amount Held by Fund	Amount Outstanding
Common Shares	Unlimited	None	35,797,138

RIGHTS OFFERINGS

The Fund may in the future, and at its discretion, choose to make offerings of Rights to its shareholders to purchase Common Shares. Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the rights. In connection with a Rights offering to shareholders, the Fund would distribute certificates or other documentation evidencing the Rights and a prospectus supplement to the Fund’s shareholders as of the record date that the Fund sets for determining the shareholders eligible to receive Rights in such Rights offering. Any such future Rights offering will be made in accordance with the 1940 Act and, to the extent such Rights are transferable, will comply with applicable interpretations of the SEC or its staff, as such interpretations may be modified in the future, which currently require that: (i) the Board of Directors make a good faith determination that such offering would result in a net benefit to existing shareholders; (ii) the offering fully protects shareholders’ preemptive rights and does not discriminate among shareholders (except for the possible effect of not offering fractional rights); (iii) management uses its best efforts to ensure an adequate trading market in the Rights for use by shareholders who do not exercise such Rights; and (iv) the ratio of such transferable Rights offering does not exceed one new share for each three rights held.

The applicable prospectus supplement would describe the following terms of the Rights (to the extent each is applicable) in respect of which this Prospectus is being delivered:

●	the period of time the offering would remain open;

●	the underwriter or distributor, if any, of the Rights and any associated underwriting fees or discounts applicable to purchases of the Rights;

●	the title of such Rights;

●	the exercise price for such Rights (or method of calculation thereof);

●	the number of such Rights issued in respect of each share;

●	the number of Rights required to purchase a single share;

●	the extent to which such Rights are transferable and the market on which they may be traded if they are transferable;

●	if such Rights are transferable, a discussion regarding the Board of Directors’ basis for determining that such offering would result in a net benefit to existing shareholders;

●	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the issuance or exercise of such Rights;

●	the date on which the right to exercise such Rights will commence, and the date on which such right will expire (subject to any extension);

●	the extent to which such Rights include an over-subscription privilege with respect to unsubscribed securities and the terms of such over-subscription privilege;

●	termination rights the Fund may have in connection with such Rights offering; and

●	any other terms of such Rights, including exercise, settlement and other procedures and limitations relating to the transfer and exercise of such Rights.

A certain number of Rights would entitle the holder of the Right(s) to purchase for cash such number of shares at such exercise price as in each case is set forth in, or be determinable as set forth in, the prospectus supplement relating to the Rights offered thereby. Rights would be exercisable at any time up to the close of business on the expiration date for such Rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised Rights would become void. Upon expiration of the Rights offering and the receipt of payment and the Rights certificate or other appropriate documentation properly executed and completed and duly executed at the corporate trust office of the Rights agent, or any other office indicated in the prospectus supplement, the Common Shares purchased as a result of such exercise will be issued as soon as practicable. To the extent permissible under applicable law, the Fund may determine to offer any unsubscribed offered securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, as set forth in the applicable prospectus supplement.

Voting Rights

The Fund’s Shareholders will have voting rights only with respect to matters on which a vote of Shareholders is required by the 1940 Act, the LLC Agreement or a resolution of the Board. Each whole Share will be entitled to one vote as to any matter on which it is entitled to vote and each fractional Share will be entitled to a proportionate fractional vote. However, to the extent required by the 1940 Act or otherwise determined by the Board, classes of the Fund will vote separately from each other. The LLC Agreement provides that Shareholder action can be taken only at a meeting of Shareholders or by unanimous written consent in lieu of a meeting. Except when a larger vote is required by applicable law or any provision of the LLC Agreement, when a quorum is present at any meeting, a majority of the outstanding Shares shall decide any questions and, with respect to a contested election, shall elect Directors, and, other than with respect to a contested election, a plurality of the Shares voted shall elect Directors, provided that where any provision of law or of the LLC Agreement requires that the holders of any series shall vote as a series (or that holders of a Class shall vote as a Class), then, a majority of the outstanding Shares of that series (or Class) voted on the matter (or a plurality with respect to the election of a Director other than with respect to a contested election) shall decide that matter insofar as that series (or Class) is concerned. There will be no cumulative voting in the election of Directors. The Fund intends to hold annual meetings of shareholders so long as the Common Shares are listed on a national securities exchange and such meetings are required as a condition to such listing.

Liquidation Rights

In the event of a liquidation, termination or winding up of the Fund, whether voluntary or involuntary, the Fund will first pay or provide for payment of the Fund’s debts and other liabilities. Thereafter, holders of the Fund’s Common Shares will share in the funds of the Fund remaining for distribution pro rata in accordance with their respective interests in the Fund.

Agreement to be Bound by the LLC Agreement; Power of Attorney; Waiver of Jury Trial

By purchasing a Share, you will be admitted as a member of the Fund and will be bound by the provisions of, and deemed to be a party to, the LLC Agreement. Shareholders should be aware that the LLC Agreement requires that a shareholder’s right to a jury trial be waived to the fullest extent permitted by law in any litigation relating to the shareholder’s investment in the Fund. The waiver of a jury trial may limit a shareholder’s ability to litigate a claim in a manner that is more favorable to the shareholder. Other investment companies may not impose a similar limitation. A court may choose not to enforce this provision of the LLC Agreement.

Pursuant to the LLC Agreement, each Shareholder and each person who acquires a Share from a Shareholder grants to the Directors and officers of the Fund a power of attorney to, among other things, execute and file documents required for the Fund’s qualification, continuance or dissolution. The power of attorney also grants the Directors and officers of the Fund the authority to make certain amendments to, and to execute and deliver such other documents as may be necessary or appropriate to carry out the provisions or purposes of, the LLC Agreement.

Limitation of Liability and Indemnification; Indemnification and Advance of Expenses

Pursuant to the LLC Agreement, Directors and officers of the Fund will not be subject in such capacity to any personal liability to the Fund or Shareholders, unless the liability arises from bad faith, willful misfeasance, gross negligence or reckless disregard for the Director’s or officer’s duty.

Except as otherwise provided in the LLC Agreement, the Fund will indemnify and hold harmless any current or former Director or officer of the Fund against any liabilities and expenses (including reasonable attorneys’ fees relating to the defense of any claim, action, suit or proceeding with which such person is involved or threatened), while and with respect to acting in the capacity of a Director or officer of the Fund, except with respect to matters in which such person did not act in good faith in the reasonable belief that his or her action was in the best interest of the Fund. In accordance with the 1940 Act, the Fund will not indemnify any Director or officer for any liability to which such person would be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties of his or her position. The Fund will provide indemnification to Directors and officers prior to a final determination regarding entitlement to indemnification as described in the LLC Agreement.

Pursuant to the LLC Agreement, the Fund will advance the expenses of defending any action for which indemnification is sought if the Fund receives an undertaking by the indemnitee which provides that the indemnitee will reimburse the Fund unless it is subsequently determined that the indemnitee is entitled to such indemnification.

Amendment of the LLC Agreement

Subject to the provisions of the 1940 Act, pursuant to the LLC Agreement, the Board may amend the LLC Agreement without any vote of Shareholders.

Termination and Dissolution

The Fund will continue as a limited liability company until terminated under the LLC Agreement. The Fund will dissolve upon: (i) the election of the Board to dissolve the Fund; (ii) the sale, exchange or other disposition of all or substantially all of the Fund’s assets; (iii) the entry of a decree of judicial dissolution of the Fund; or (iv) at any time that the Fund no longer has any Shareholders, unless the Fund’s business is continued in accordance with the Delaware LLC Act.

ANTI-TAKEOVER PROVISIONS

The LLC Agreement includes provisions that could have the effect of limiting the ability of other entities or persons to acquire control of the Fund, change the composition of the Board, or convert the Fund to open-end status. These provisions may have the effect of discouraging, delaying or preventing attempts to acquire control of the Fund, which attempts could have the effect of increasing the expenses of the Fund and interfering with the normal operation of the Fund. The Directors are elected for indefinite terms and do not stand for reelection. A Director may be removed from office with cause only by action taken by a majority of the remaining Directors (or, in the case of an Independent Director, only by action taken by a majority of the remaining Independent Directors).

The LLC Agreement authorizes the Fund to issue additional Shares or other securities of the Fund for the consideration and on the terms and conditions established by the Board without the approval of the Shareholders. In particular, the Board is authorized to provide for the issuance of an unlimited amount of one or more classes or series of Shares of the Fund, including preferred shares, and to fix the number of shares, the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each class or series thereof by resolution authorizing the issuance of such class or series. The Fund’s ability to issue additional Shares and other securities could render more difficult or discourage an attempt to obtain control over the Fund by means of a tender offer, merger or otherwise.

The Fund is a limited liability company organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction that would cause a change in control of the Fund. Section 203 of the Delaware General Corporation Law (“DGCL”), which restricts certain business combinations with interested shareholders in certain situations, does not apply to limited liability companies unless they elect to utilize it. The LLC Agreement does not currently elect to have Section 203 of the DGCL apply to the Fund. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction by which that person became an interested shareholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder, and an interested shareholder is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of voting shares. The Board may elect to amend the LLC Agreement at any time to have Section 203 apply to the Fund.

The LLC Agreement provides that the Board has the exclusive power to adopt, alter or repeal any provision of the LLC Agreement, unless such amendment would adversely change the rights of the Shares. Thus, the Fund’s Shareholders generally may not effect changes to the LLC Agreement.

PLAN OF DISTRIBUTION

The Fund may offer and sell Securities from time to time on an immediate, continuous or delayed basis, in one or more offerings under this Prospectus and a related prospectus supplement, on terms to be determined at the time of the offering. The Fund may offer and sell such Securities directly to one or more purchasers, to or through underwriters, through dealers or agents that the Fund designates from time to time, or through a combination of these methods. Sales of Securities may be made in transactions that are deemed to be “at the market offerings” as defined in Rule 415(a)(4) under the Securities Act, including sales made directly on the NYSE.

The prospectus supplement relating to any offering of Securities will describe the terms of such offering, including, as applicable:

●	the names of any agents, underwriters or dealers;
●	any sales loads, underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;
●	any discounts, commissions, fees or concessions allowed or reallowed or paid to dealers or agents;
●	the public offering or purchase price of the offered Securities, the estimated net proceeds the Fund will receive from the sale and the use of proceeds; and
●	any securities exchange on which the offered Securities may be listed.

The prospectus supplement relating to any Rights offering will set forth the number of Common Shares issuable upon the exercise of each Right (or number of Rights) and the other terms of such Rights offering.

Advertising, Sales and other Promotional Materials

In addition to this Prospectus, the SAI (the “Registration Statement”) and any prospectus supplement, subject to limitations imposed by applicable laws and regulations, the Fund expects to use additional advertising, sales and other promotional materials in connection with the offering, on an immediate, continuous or delayed basis of Common Shares (the “Offering”). These materials may include (1) information relating to this Registration Statement and any prospectus supplement, the past performance of Rise Companies and its affiliates, articles and public advertisements, and audio-visual materials and (2) certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material, in each case only as authorized by the Fund and subject to limitations imposed by applicable laws and regulations. Although these materials will not contain information in conflict with the information provided by this Registration Statement and any prospectus supplement and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Fund’s Common Shares, these materials will not give a complete understanding of the Offering, the Fund or the Fund’s Common Shares and are not to be considered part of this Registration Statement or any prospectus supplement. The Offering of the Fund’s Shares is made only by means of this Registration Statement and any prospectus supplement and prospective investors must read and rely on the information provided in this Registration Statement and any prospectus supplement in connection with their decision to invest in the Fund’s Common Shares.

REPORTS TO SHAREHOLDERS

Shareholders may opt to receive the Fund’s audited annual reports and unaudited semi-annual reports, including a list of investments held, electronically through the Fundrise Platform. For Shareholders who have not opted to receive such reports through the Fundrise Platform, the Fund will send to such Shareholders the Fund’s annual and semi-annual reports. In an effort to decrease costs, the Fund intends to reduce the number of duplicate annual and semi-annual reports by sending only one copy of each to those addresses shared by two or more accounts and to Shareholders reasonably believed to be from the same family or household. Once implemented, a Shareholder must contact the Fund to discontinue householding and request individual copies of these documents by www.fundrise.com (or the Fund’s website at www.getvcx.com). Once the Fund receives notice to stop householding, individual copies will be sent beginning thirty days after receiving your request. This policy does not apply to account statements.

ADMINISTRATOR

Atlantic Fund Administration, LLC, a wholly-owned subsidiary of Apex US Holdings LLC (d/b/a Apex Fund Services) (“Apex”), provides certain administration and portfolio accounting services to the Fund. Apex is located at 190 Middle Street, Suite 101, Portland, Maine 04101.

CUSTODIAN AND TRANSFER AGENTS

The Bank of New York Mellon (“BNY”), which has its principal offices at 240 Greenwich Street, New York, New York, 10286, serves as the custodian for the securities and cash of the Fund’s portfolio pursuant to a Custody Agreement with the Fund. Under the Custodian Agreement, BNY holds the Fund’s assets in safekeeping and keeps all necessary records and documents relating to their duties. The Fund may decide in the future to self-custody its assets, including securities, cash and other assets. In the event that the Fund elects to self-custody assets in the future, the Fund will do so in accordance with the requirements of Rule 17f-2 under the 1940 Act.

Computershare, Inc. and its wholly-owned subsidiary Computershare Trust Company, N.A. (together with Computershare, Inc., “Computershare”), which has its principal office at 150 Royall Street, Canton, Massachusetts 02021, serves as the Fund’s transfer agent.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP (“KPMG”) is the independent registered public accounting firm for the Fund and performs an annual audit of the Fund’s financial statements. KPMG is located at Suite 4000, 1735 Market Street, Philadelphia, PA 19103-7501.

LEGAL COUNSEL

Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, MA 02199, serves as the Fund’s legal counsel.

Stradley Ronon Stevens & Young, LLP, located at 2000 K Street N.W. Suite 700 Washington, D.C. 20006 serves as the Fund’s legal counsel with respect to this Registration Statement.

INCORPORATION BY REFERENCE

The documents listed below, and any reports and other documents subsequently filed with the SEC pursuant to Section 30(b)(2) of the 1940 Act and Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering will be incorporated by reference into this Prospectus and deemed to be part of this Prospectus from the date of the filing of such reports and documents:

●	The Fund’s SAI, dated September 9, 2026:
●	The Fund’s annual report on Form N-CSR for the fiscal year ended March 31, 2026; and
●	The description of the Common Shares contained in the Fund’s Registration Statement on Form 8-A (File No. 001-43180) filed with the SEC on March 4, 2026, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering registered hereby.

The information incorporated by reference is considered to be part of this Prospectus, and later information that the Fund files with the SEC will automatically update and supersede this information. Incorporated materials not delivered with the Prospectus may be obtained, without charge, by writing the Fund at Fundrise Innovation Fund, LLC, Attn: Investor Relations, 11 Dupont Circle NW, 9th Floor, Washington, D.C. 20036, by calling (202) 584-0550, or by visiting the Fund’s website at www.getvcx.com.

ADDITIONAL INFORMATION

The Fund is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the 1940 Act and is required to file reports, proxy statements and other information with the SEC. Reports, proxy statements, and other information about the Fund can be inspected at the offices of the NYSE.

The Prospectus and this SAI do not contain all of the information set forth in the Registration Statement, including any exhibits and schedules thereto. The complete Registration Statement, including the exhibits filed therewith, may be obtained from the SEC at www.sec.gov. See the cover page of this Prospectus for information about how to obtain a paper copy of this Prospectus or the SAI without charge.

Statements contained in this Prospectus and the SAI as to the contents of any contract or other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

Inquiries concerning the Fund and the Shares should be directed by mail to the Fund at Fundrise Innovation Fund, LLC, Attn: Investor Relations, 11 Dupont Circle NW, 9th Floor, Washington, D.C. 20036, by calling (202) 584-0550, or by visiting the Fund’s website at www.getvcx.com.

All dealers that effect transactions in Common Shares, whether or not participating in this offering, may be required to deliver a Prospectus.

Fundrise Innovation Fund, LLC

Up to $1,000,000,000

Common Shares of Limited Liability Company Interests

PROSPECTUS SUPPLEMENT

Jefferies

September 9, 2026